EXHIBIT 99.1

Clearfield Reports Fiscal First Quarter 2016 Results

MINNEAPOLIS, Jan. 28, 2016 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management and connectivity platforms for communications providers, reported results for the fiscal first quarter ended December 31, 2015.

Fiscal Q1 2016 Financial Summary
(in millions except per share data and percentages)	Q1 2016	vs. Q1 2015	Change	Change (%)
Revenue	$15.7	$14.0	$1.7	12%

Gross Profit	$6.7	$5.7	$1.0	16%
Gross Margin	42.6%	41.1%	1.5%	4%

Pre-Tax Income	$2.0	$1.6	$0.4	23%
Income Tax Expense	$0.6	$0.6	$0.0	10%

Net Income	$1.4	$1.1	$0.3	29%
Net Income per Diluted Share	$0.10	$0.08	$0.02	25%

Fiscal Q1 2016 Financial Results
Revenue for the first quarter of fiscal 2016 increased 12% to $15.7 million from $14.0 million in the same year-ago quarter. The improvement was primarily due to increased deployments by the Company’s incumbent local exchange carrier (ILEC) and competitive local exchange carrier (CLEC) customers. The revenue increase was partially offset by temporary project delays impacting customers outside the U.S.

Gross profit increased 16% to $6.7 million (42.6% of revenue) from $5.7 million (41.1% of revenue) in the first fiscal quarter of 2015.

Operating expenses were $4.7 million, an increase of 14% compared to $4.1 million in the same year-ago quarter.

Pre-tax income increased 23% to $2.0 million from $1.6 million in the same year-ago quarter.

Net income increased 29% to $1.4 million or $0.10 per diluted share from $1.1 million or $0.08 per diluted share in the same year-ago quarter.

During the quarter ended December 31, 2015, cash, cash equivalents and investments increased 6% to $36.2 million from $34.3 million at the end of the prior quarter. The Company had no debt at quarter end.

Order backlog (defined as purchase orders received but not yet fulfilled) at December 31, 2015 decreased 5% to $3.4 million from $3.5 million at September 30, 2015, and increased 37% from $2.5 million compared to December 31, 2014.

Management Commentary
“Our strong financial performance was evident in our Q1 results, which demonstrated another quarter of growth and profitability,” said Clearfield CEO, Cheri Beranek. “Revenue, gross profit and net income saw solid growth on a year-over-year basis, as we continued to penetrate the ILEC market and make steady progress on our key initiatives for fiscal 2016.

“To further these initiatives, we are judiciously increasing our capital expenditures to invest in our IT infrastructure and enterprise resource planning systems. We are also making investments to obtain necessary certifications that allow us the ‘right to hunt’ in the Tier 1 space. Additionally, we continue to strengthen our sales and marketing teams, in both executive and field positions, in order to broaden our customer outreach and increase our visibility in the marketplace, including in Tier 1, 2 and 3 ILEC communities, and with wireless service providers, cable operators and competitive carriers (CLECs). The strength of our competitive product offerings, which can reduce the total cost of ownership for a service provider by as much as 50%, gives us confidence in the future success of these efforts.

“The effect of the government broadband subsidy program, Connect America Fund Phase II, is also slowly starting to take shape throughout the industry. It has created an opportunity for Clearfield to capitalize on a major, industry-wide wave of fiber deployments, especially as service providers strive to remain technologically relevant. While the actual timing of fiber roll-outs could be delayed by factors outside of our control, we are positioning the Company for an anticipated major roll-out during the second half of our fiscal year.

“Given our fiscal Q1 results and progress on key initiatives, Clearfield remains on track for at least 10% revenue growth in fiscal 2016, with revenue growth accelerating in fiscal 2017 and beyond, and operating income growing in step with revenue.”

FieldReport
Clearfield issued its FieldReport for fiscal Q1 2016, which is available in the investor relations section of the Company’s website or by clicking here. Comprised of presentation slides with audio and video, the report provides additional insight into Clearfield’s financial and operational performance.

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. The Company helps service providers solve the Fiber Puzzle, which is how to reduce the high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, Clearfield’s unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits, and enabling its customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.seeclearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,”  “will,”  “expect,”  “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, growth of the FTTH market, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: our results of operations could be adversely affected now that the stimulus funds of the American Recovery and Reinvestment Act are fully allocated and projections are nearing completion; National Broadband Plan’s transitioning from the USF to the CAF program may cause our customers and prospective customers to delay or reduce purchases; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers would adversely affect us; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we may face circumstances in the future that will result in impairment charges, including, but not limited to, significant goodwill impairment charges; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; we face risks associated with expanding our sales outside of the United States; our success depends upon adequate protection of our patent and intellectual property rights; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we are dependent on key personnel; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2015 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended
	December 31
	2015	2014

Revenues	$15,689,715	$13,986,620

Cost of sales	9,012,919	8,244,106

Gross profit	6,676,796	5,742,514

Operating expenses
Selling, general and administrative	4,697,015	4,125,997
Income from operations	1,979,781	1,616,517

Interest income	33,539	25,856
Income before income taxes	2,013,320	1,642,373

Income tax expense	630,000	573,000

Net income	$1,383,320	$1,069,373

Net income per share:
Basic	$0.10	$0.08
Diluted	$0.10	$0.08

Weighted average shares outstanding:
Basic	13,288,679	13,222,180
Diluted	13,575,162	13,581,434

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) December 31, 2015	(Audited) September 30, 2015
Assets
Current Assets
Cash and cash equivalents	$20,699,033	$18,071,210
Short-term investments	8,746,000	7,925,000
Accounts receivable, net	5,019,660	6,010,900
Inventories	6,943,519	7,182,854
Other current assets	556,127	1,563,665
Total current assets	41,964,339	40,753,629

Property, plant and equipment, net	5,551,700	5,689,673

Other Assets
Long-term investments	6,767,000	8,290,000
Goodwill	2,570,511	2,570,511
Other	345,481	323,804
Total other assets	9,682,992	11,184,315
Total Assets	$57,199,031	$57,627,617

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,183,253	$2,357,791
Accrued compensation	1,394,342	2,598,661
Accrued expenses	103,387	80,803
Total current liabilities	3,680,982	5,037,255

Other Liabilities
Deferred taxes – long-term	152,988	1,082,887
Deferred rent	233,474	228,345
Total other liabilities	386,462	1,311,232
Total Liabilities	4,067,444	6,348,487
Commitment and contingencies
Shareholders’ Equity
Common stock	137,062	137,057
Additional paid-in capital	56,356,982	55,887,850
Accumulated deficit	(3,362,457)	(4,745,777)
Total Shareholders’ Equity	53,131,587	51,279,130
Total Liabilities and Shareholders’ Equity	$57,199,031	$57,627,617

CLEARFIELD, INC.
CONDENSED STATEMENT OF CASH FLOWS
UNAUDITED

	Three Months Ended December 31,	Three Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$1,383,320	$1,069,373
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	348,749	229,900
Deferred income taxes	217,000	529,000
Loss on disposal of assets	1,390	-
Stock-based compensation expense	226,767	283,627
Tax benefit from stock-based awards	(348,000)	-
Changes in operating assets and liabilities:
Accounts receivable, net	991,240	372,879
Inventories	239,335	31,187
Other current assets	(146,494)	(222,800)
Accounts payable and accrued expenses	(1,003,144)	(1,219,481)
Net cash provided by operating activities	1,910,163	1,073,685

Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(226,710)	(1,764,875)
Purchase of investments	(1,184,000)	(1,638,000)
Sale of investments	1,886,000	1,375,000
Net cash provided by (used in) investing activities	475,290	(2,027,875)

Cash flows from financing activities:
Tax benefit from stock-based awards	348,000	-
Repurchase of common stock	(257,242)	(170,170)
Proceeds from issuance of common stock under employee stock purchase plan	118,013	105,615
Proceeds from issuance of common stock	34,990	1,276
Tax withholding related to vesting of restricted stock grants	(1,391)	-
Net cash provided by (used in) financing activities	242,370	(63,279)
Increase (decrease) in cash and cash equivalents	2,627,823	(1,017,469)
Cash and cash equivalents at beginning of period	18,071,210	18,191,493
Cash and cash equivalents at end of period	$20,699,033	$17,174,024

Supplemental cash flow information
Cash paid during the year for income taxes	$15,884	$-

Non-cash financing activities
Cashless exercise of stock options	$15,890	$3,220

Investor Relations Contact:

Matt Glover and Najim Mostamand
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com